Exhibit 10.1

July 19, 2004

Mr. Ted D. Brown

7055 South Parfet Street

Littleton, CO 80127

Dear Ted:

On behalf of Patina Oil & Gas Corporation (the “Company”), this letter serves as the letter agreement (the “Letter Agreement”) referenced under the heading “Termination Without Cause” in your offer letter from the Company dated May 27, 2004 (the “Offer Letter”). The terms of our agreement in this regard are as follows:

1. Terms of Employment. Our agreement as to the terms and conditions of your employment is outlined in the Offer Letter. Nothing in this Letter Agreement shall alter or affect the understandings contained in the Offer Letter, except with respect to the Offer Letter’s provisions regarding “Termination Without Cause.” Nothing in this Letter Agreement should be interpreted to mean that the Company must have Cause (as defined below) to terminate your employment.

2. Patina’s Obligations upon Termination of Your Employment.

2.1 Termination by Executive; Death or Disability. In the event you resign your employment with the Company for any reason and at any time, or upon your earlier death or disability, either before or after July 18, 2005, the Company’s only obligation to you (except as expressly provided in any employee benefit plan in which you are a participant) shall be the payment of earned, unpaid salary and accrued, unused vacation compensation as of the date of termination.

2.2 Termination by Company with Cause. The Company may terminate your employment with the Company for Cause at any time, such termination to be effective immediately. In the event of such termination for Cause, the Company’s only obligation to you shall be the payment of earned, unpaid salary and accrued, unused vacation compensation as of the date of termination. For purposes of this Agreement, the term “Cause” shall mean any one or more of the following, as determined by the Company in its reasonable discretion: (a) a material violation of any written Company policy, procedure or guideline; (b) the commission of any felony or of any misdemeanor involving dishonesty or moral turpitude or the illegal use of any controlled substance; (c) discriminatory or harassing behavior, whether or not illegal under federal, state or local law; (d) any theft or misuse of Company property, funds or time; (e) any material injury to the economic, legal or ethical welfare of the Company caused by malfeasance, misfeasance, misconduct or inattention to your duties and responsibilities; (f) falsifying any document or making false or misleading statements related to the performance of your employment; (g) gross negligence or fraud of any kind related to the performance of your employment; or (h) falsifying any document or making any false or misleading statement in connection with obtaining employment with the Company.

2.3 Termination by Company without Cause. The Company may terminate your employment with the Company without Cause at any time, such termination to be effective immediately. In the event the Company terminates your employment without Cause on or before July 18, 2005, you shall receive a lump sum severance payment equal to $355,000, less legally required withholdings, provided that you execute a legal release in a form reasonably satisfactory to the Company. In the event the Company terminates your employment without Cause after July 18, 2005, you shall not receive the foregoing severance payment and the Company’s only obligation to you under this Letter Agreement shall be the payment of earned, unpaid salary and accrued, unused vacation compensation as of the date of termination. Your right to severance pay under this Section 2.3 shall not be triggered and the Company’s obligations under this Section 2.3 shall be terminated in the event that you become eligible to receive an Executive Payment (as that term is defined under the Company’s Change in Control Plan) under the Change in Control Plan prior to July 18, 2005.

3. Miscellaneous. Together with the Offer Letter, this Letter Agreement constitutes our entire agreement with respect to your employment and is a complete merger of prior negotiations and agreements, and shall not be modified by word or deed, except in a writing signed by you and the Company’s Chief Executive Officer.

If you agree with the terms of our arrangement regarding severance as outlined above, please countersign this letter in the space below and return it to the Vice President of Human Resources or General Counsel of the Company.

Sincerely yours,

/s/ Thomas J. Edelman

Agreed and accepted:

/s/ Ted D. Brown

7-19-04